Exhibit 99.1

Tejal Engman Vice President 240.744.5116

NEWS RELEASE

Host Hotels & Resorts, Inc. Announces CFO Transition

BETHESDA, Md., December 12, 2019 — Host Hotels & Resorts, Inc. (NYSE: HST), Host Hotels & Resorts, Inc. (NYSE: HST) (“Host” or the “Company”), the nation’s largest lodging real estate investment trust, today announced that Michael D. Bluhm, the Company’s Executive Vice President and Chief Financial Officer, will step down at the end of 2019 to resume his career in investment banking as Managing Director and Global Head of Lodging for Morgan Stanley, based in Los Angeles. The Company has initiated a comprehensive search process with the assistance of a leading executive search firm to identify Mr. Bluhm’s successor.

To ensure a smooth transition, Mr. Bluhm will serve as a senior advisor to the Company through February 15, 2020. Brian G. Macnamara, Host’s Senior Vice President and Corporate Controller, will serve as principal financial officer, effective January 1, 2020, until such time as the Company appoints a new Executive Vice President and Chief Financial Officer.

James F. Risoleo, President and Chief Executive Officer, said, “On behalf of the Board and management team, I thank Michael for his many contributions to our Company. He has expanded our strategic capabilities while maintaining our disciplined approach to capital allocation and fortifying our investment-grade balance sheet. We are pleased Michael has agreed to serve as a senior advisor to Host over the coming months, and we expect to continue to benefit from his expertise as one of our external advisors.”

Mr. Risoleo continued, “We are fortunate to have a deep bench of talent, and we appreciate Brian’s willingness to serve as principal financial officer while we undertake the search process. Having spent nearly 25 years at Host, Brian is deeply familiar with our business, strategy and financial processes. We are confident this will be a seamless transition for our shareholders, partners, employees and other stakeholders.”

Mr. Bluhm said, “It has been an honor to serve as Host’s CFO and work with such an outstanding management team and group of committed employees. I’m very proud of what we have accomplished over the past couple of years and look forward to continuing to support Jim and the team as they further build on the Company’s industry-leading position and create additional value for shareholders.”

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 75 properties in the United States and five properties internationally totaling approximately 46,600 rooms. The Company also holds non-controlling interests in six domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.

Host Hotels & Resorts, Inc. News Release	December 12, 2019

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